                                                                    Exhibit 12-A

                        Atlantic City Electric Company

                      Ratio of Earnings to Fixed Charges
                      ----------------------------------
                            (Dollars in Thousands)



                                        12 Months
                                          Ended                   Year  Ended  December  31,
                                        March 31,     -----------------------------------------------------
                                          2000          1999        1998       1997       1996       1995
                                      -------------   ---------   --------   --------   --------   --------
Income before extraordinary item      $      50,412   $  63,930   $ 30,276   $ 85,747   $ 75,017   $ 98,752
                                      -------------   ---------   --------   --------   --------   --------

Income taxes                                 41,673      49,326     18,178     50,442     36,958     48,277
                                      -------------   ---------   --------   --------   --------   --------

Fixed charges:
   Interest on long-term debt
     including amortization of
     discount, premium and
     expense                                 65,781      60,562     63,940     64,501     64,847     62,879
   Other interest                             3,916       3,837      3,435      3,574      4,019      4,364
   Preferred dividend require-
     ments of subsidiary
     trusts                                   7,619       7,634      6,052      5,775      1,428          -
                                      -------------   ---------   --------   --------   --------   --------
     Total fixed charges                     77,316      72,033     73,427     73,850     70,294     67,243
                                      -------------   ---------   --------   --------   --------   --------

Earnings before extraordinary
   item, income taxes and
   fixed charges                      $     169,401   $ 185,289   $121,881   $210,039   $182,269   $214,272
                                      =============   =========   ========   ========   ========   ========

Ratio of earnings to fixed charge              2.19        2.57       1.66       2.84       2.59       3.19

For purposes of computing the ratio, earnings are income before extraordinary item plus income taxes and fixed charges. Fixed charges consist of interest on long- and short-term debt, amortization of debt discount, premium, and expense, dividends on preferred securities of subsidiary trusts, and the estimated interest component of rentals.